                                                                 Exhibit 3(a)(3)


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 EDO CORPORATION

                Under Section 805 of the Business Corporation Law

      The undersigned, being Secretary and Vice-President, Administration, of EDO Corporation, hereby certifies:

      1. The name of the Corporation is EDO Corporation. The name under which the Corporation was originally incorporated was Edo Aircraft Corporation.

      2. The Corporation's Certificate of Incorporation was filed by the Department of State on October 16, 1925.

      3. A Restatement of the Certificate of Incorporation was filed by the Department of State on November 23, 1983.

      4. The Restated Certificate of Incorporation, as now in effect, is further amended as set forth below, as authorized by Section 801 of the Business Corporation Law, to increase the aggregate number of Common Shares, par value $1 per share, which the Corporation shall have the authority to issue from 25,000,000 to 50,000,000.

      5. In order to accomplish the foregoing, the Restated Certificate of Incorporation is amended to read as follows:

      The first sentence of Article THIRD of the Restated Certificate of Incorporation is amended to read as follows:

            The aggregate number of shares which the Corporation shall have authority to issue is 50,500,000 shares, of which 50,000,000 shares shall be designated as Common Shares, par value $1 per share, and 500,000 shall be designated as Preferred Shares, par value $1 per share.

      6. The foregoing Amendment of the Restated Certificate of Incorporation was authorized by the affirmative vote of the majority of holders of outstanding shares of the Corporation entitled to vote thereon at a meeting of the shareholders held on May 7, 2002.

      IN WITNESS WHEREOF, the undersigned has made and subscribed this Certificate of Amendment of the Certificate of Incorporation and affirmed it as true under penalties of perjury, this 17th Day of May, 2002.


                               /s/ William J. Frost
                               ---------------------------------------------
                               William J. Frost
                               Secretary and Vice-President, Administration


                                        2